BMC Software, Inc.

Clawback Policy

Effective as of April 27, 2012, this policy (the "Clawback Policy") applies in the event of any fraud or intentional misconduct by one or more Executives (as defined below) that results in the required restatement of any financial reporting required under the securities laws or other similar laws or regulations as applicable to BMC Software, Inc., a Delaware corporation (the "Company"). In the event of such a restatement, the Board of Directors of the Company (the "Board") (or an appropriate committee or committees of the Board, as may be designated by the Board) shall review the circumstances that caused the restatement and shall take such action as it deems appropriate to prevent its recurrence, which may include requiring the reimbursement of certain compensation as provided in this Clawback Policy.

For purposes of the Clawback Policy, "Executive" shall mean any current or former officer of the Company who is (or was) subject to Section 16 of the Securities Exchange Act of 1934, as amended.

Without limiting the foregoing, the Board (or Board committee) may require reimbursement to the Company of the Excess (as defined below) from any cash-based incentive compensation awarded to an Executive in the following circumstances:

(1) the Company's financial reporting as required under the securities laws or other similar laws or regulations is required to be restated as a result of any fraud or intentional misconduct by one or more Executives (other than a restatement due to a change in financial accounting rules); and

(2) the Board (or Board committee) determines in its discretion that a lower amount of cash-based incentive compensation would have been paid to such Executive(s) based upon the corrected accounting restatement, such that the Executive(s) received an excess amount of cash-based incentive compensation (the "Excess") as a result.

Any determination of the Board (or Board committee) shall be conclusive and binding on the Company and the applicable Executive(s). The determination of the Board (or Board committee) need not be uniform with respect to any Executives. The Board has the authority to make determinations under this policy and may delegate such authority to a Board committee or committees (including, but not limited to, the Company's Compensation Committee, Audit Committee, and/or the independent directors).

This Clawback Policy shall apply to any cash-based incentive compensation paid to an Executive from and after the date an Executive first signs a related consent agreement thus becoming subject to the terms hereof, and during the three (3) year period preceding the date on which the Company is required to prepare an accounting restatement.

Consent to the Clawback Policy of

BMC Software, Inc. (the "Company")

This agreement is made as of _____________, by and between BMC Software, Inc., a Delaware corporation (the "Company"), and _____________ (the "Participant").

In exchange for any cash-based incentive compensation paid to the Participant, the parties hereby agree as follows:

    The Participant agrees to be bound fully by the terms of the Company's Clawback Policy as may be amended from time to time, a copy of the present form of which is attached hereto, in respect of any cash-based incentive compensation to be awarded in the future under any Company plan, policy or arrangement or on a discretionary basis whether or not pursuant to any plan (the "Compensation").
    This agreement shall not apply to any payments that have already been paid to and received by the Participant, as of the date hereof.
    In the event it is determined by the Board of Directors of the Company (or a committee thereof) that Compensation awarded to the Participant must be reimbursed to the Company in accordance with the Clawback Policy, the Participant will promptly take any action necessary to effectuate such reimbursement.
    The Clawback Policy applies to the Compensation notwithstanding any terms of the plan, policy or agreement under which it is granted or the terms of any employment agreement to which the Participant is a party.
    Any amendments to the Clawback Policy, including any amendments to comply with applicable law, will be applicable to the Participant.
    The laws of the State of Texas, without regard to its conflict of law provisions, shall govern the interpretation and validity of the provisions of this agreement and all questions relating to this agreement.
    This agreement shall be binding on the Participant and his heirs, successors and legal representatives, and on the Company and its successors.
    If the terms of the Clawback Policy and this agreement conflict, the terms of the Clawback Policy shall prevail.
    In the event that any provision of this agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto.
    Any Compensation may be subject to reimbursement, clawback and/or forfeiture pursuant to applicable law, under circumstances that are different from those applicable under the Clawback Policy, and the Participant consents to application of any such reimbursement, clawback or forfeiture.

This agreement sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements, and other communications, whether oral or written, pertaining to the subject matter hereof; and this agreement shall not be modified or amended except by written agreement of the Company and the Participant.

IN WITNESS WHEREOF, the Company and the Participant have executed this agreement effective as of the day and year first above written.

____________________________
[Name of Participant]

BMC Software, Inc.

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